Exhibit 99.1

National & Retail Trades and First Call, Release: November 15, 2007 at 4:00 PM (EST)

KOHL'S CORPORATION REPORTS THIRD QUARTER EARNINGS RESULTS

MENOMONEE FALLS, WI … November 15/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported net sales and earnings for the third quarter ended November 3, 2007.

Kohl’s Corporation third quarter earnings per diluted share were $0.61 in 2007 compared with $0.68 in last year’s period.  Net income was $194.0 million compared with $224.5 million a year ago, a decrease of 13.6 percent.  Net sales increased to $3.8 billion from $3.7 billion a year ago, an increase of 4.8 percent for the quarter.  Comparable store sales decreased 2.6 percent for the same period.

For the nine months ended November 3, 2007, net income increased 7.7 percent to $672.2 million or $2.09 per diluted share, compared to $624.1 million or $1.85 per diluted share for the nine months ended October 28, 2006. Net sales increased 8.3 percent to $11.0 billion from $10.1 billion a year ago. Comparable store sales increased 0.7 percent for the same period.

Larry Montgomery, Kohl’s Chairman and Chief Executive Officer, said, “Our sales results reflected a difficult overall environment.  We continued to operate our business in a conservative manner, managing inventory investment as we continued our improvement in gross margin while reducing expenses where possible without hurting the customer’s in-store experience.”

Montgomery added, “I am very proud of our associates and the role they played in delivering these results and want to thank them for their hard work, loyalty and dedication to serving our customers.  They are the reason you can continue to ‘expect great things’ from Kohl’s.”

Earnings Guidance

For the fourth quarter, assuming comparable sales of flat to (2)%, the Company would expect earnings per diluted share of $1.45 to $1.51.  This would result in earnings per diluted share of $3.52 to $3.58 for fiscal 2007 versus its previous guidance of $3.77 to $3.87 per diluted share. This would result in an increase of 6 percent to 8 percent over last year’s $3.31 per diluted share.

Expansion Update

During the month of September, the Company opened 80 new stores.  The Company operated 914 stores in 47 states as of November 3, 2007, compared with 814 stores in 45 states at the same time last year.

The Company opened 15 additional stores on November 11.  This completed the opening of 112 stores in fiscal 2007.

Third Quarter Earnings Conference Call

Investors will have the opportunity to listen to the conference call scheduled for 5:00 PM EST on November 15 by dialing (913) 905-3179 (Pass Code: 4574912) ten minutes prior to the start of the call.  A replay of the conference call will be accessible from 8 PM EST November 15 through midnight December 14, 2007, by dialing (719) 457-0820 (Pass Code: 457912).

In addition, the call will be web cast live over the Internet through the Company’s web site located at http://www.kohls.com (see “Investor Relations” / “Calendar of Events”), or through Premiere Global’s web site at https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrcdrznnvmddxm.  To listen to the call, please go to either web site at least 15 minutes early to register, download, and install any necessary audio software.  The web cast will be available for 30 days on both web sites.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes”, “expects”, “may”, “will”, “should”, “anticipates”, “plans”, or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. A company committed to the communities it serves, Kohl’s operates 929 stores in 47 states and has raised more than $85 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program.  For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations Contact: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media Contact:

Vicki Shamion, Vice President – Public Relations, (262) 703-1464

Kohl's Corporation
Condensed Consolidated Statements of Income
(In Millions, except per share data)
(Unaudited)
Subject to Reclassification

	Three Months				Nine Months
	(13 Weeks) Ended				(39 Weeks) Ended
		% to		% to		% to		% to
	November 3,	Net	October 28,	Net	November 3,	Net	October 28,	Net
	2007	Sales	2006	Sales	2007	Sales	2006	Sales

Net sales	$ 3,825.2		$ 3,650.5		$ 10,986.4		$ 10,148.3
Cost of merchandise sold	2,407.2	62.9%	2,299.6	63.0%	6,854.1	62.4%	6,402.7	63.1%

Gross margin	1,418.0	37.1%	1,350.9	37.0%	4,132.3	37.6%	3,745.6	36.9%

Operating expenses:
Selling, general, and administrative	933.7	24.4%	858.7	23.5%	2,630.0	23.9%	2,387.3	23.5%
Depreciation and amortization	115.2	3.0%	94.3	2.6%	326.0	3.0%	283.7	2.8%
Preopening expenses	38.2	1.1%	28.5	0.8%	55.6	0.5%	47.6	0.5%

Operating income	330.9	8.6%	369.4	10.1%	1,120.7	10.2%	1,027.0	10.1%

Interest expense, net	18.7	0.4%	10.2	0.3%	39.4	0.4%	30.4	0.3%

Income before income taxes	312.2	8.2%	359.2	9.8%	1,081.3	9.8%	996.6	9.8%
Provision for income taxes	118.2	3.1%	134.7	3.7%	409.1	3.7%	372.5	3.7%

Net income	$ 194.0	5.1%	$ 224.5	6.1%	$ 672.2	6.1%	$ 624.1	6.1%

Basic net income per share	$ 0.61		$ 0.69		$ 2.10		$ 1.86
Average number of shares	316.9		326.9		319.7		335.1

Diluted net income per share	$ 0.61		$ 0.68		$ 2.09		$ 1.85
Average number of shares	318.6		329.8		322.4		338.3

Kohl's Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)
Subject to Reclassification

		39 Weeks Ended
	November 3,		October 28,
	2007		2006

Operating activities
Net income	$ 672,182		$ 624,098
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	326,549		284,185
Amortization of debt discount	192		162
Share-based compensation	40,439		31,507
Excess tax benefits from share-based compensation	(6,623)		(20,480)
Deferred income taxes	(7,295)		29,448
Changes in operating assets and liabilities:
Accounts receivable, net	-		1,652,065
Merchandise inventories	(1,330,448)		(1,006,078)
Other current and long-term assets	(17,289)		(64,362)
Accounts payable	774,515		818,817
Accrued and other long-term liabilities	85,764		131,192
Income taxes	(163,710)		(89,931)

Net cash provided by operating activities	374,276		2,390,623

Investing activities
Acquisition of property and equipment
and favorable lease rights	(1,332,154)		(964,511)
Purchases of short-term investments	(4,712,228)		(9,744,469)
Sales of short-term investments	5,117,779		9,585,554
Proceeds from sale of property, plant and equipment	30,197		-
Other	(4,809)		(3,856)

Net cash used in investing activities	(901,215)		(1,127,282)

Financing activities
Proceeds from issuance of debt	996,031		-
Net borrowings under credit facilities	170,000		-
Payments of long-term debt	(16,644)		(107,248)
Deferred financing fees	(7,378)		-
Treasury stock purchases	(612,475)		(1,167,916)
Excess tax benefits from share-based compensation	6,623		20,480
Proceeds from stock option exercises	96,598		63,190

Net cash provided by (used in) financing activities	632,755		(1,191,494)

Net increase in cash and cash equivalents	105,816		71,847
Cash and cash equivalents at beginning of period	189,170		126,839

Cash and cash equivalents at end of period	$ 294,986		$ 198,686

Kohl's Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)
Subject to Reclassification

	November 3,	October 28,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$ 294,986	$ 198,686
Short-term investments	25,679	318,992
Merchandise inventories	3,908,529	3,234,793
Deferred income taxes	62,291	20,909
Other current assets	139,125	149,363

Total current assets	4,430,610	3,922,743

Property and equipment, net	6,383,580	5,266,048
Favorable lease rights, net	213,298	222,724
Goodwill	9,338	9,338
Other assets	72,539	57,224

Total assets	$11,109,365	$ 9,478,077

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$ 1,708,891	$ 1,648,788
Accrued liabilities	774,550	721,534
Income taxes payable	62,930	56,497
Short-term debt	170,000	-
Current portion of long-term debt and capital leases	11,345	8,809

Total current liabilities	2,727,716	2,435,628

Long-term debt and capital leases	2,045,535	1,040,450
Deferred income taxes	258,336	244,481
Other long-term liabilities	268,873	228,236
Shareholders' equity	5,808,905	5,529,282

Total liabilities and shareholders' equity	$11,109,365	$ 9,478,077